UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FIRST HORIZON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter from First Horizon Corporation (“First Horizon”) President and Chief Executive Officer Bryan Jordan was included in First Horizon’s definitive proxy statement for the First Horizon 2022 annual meeting, filed with the Securities and Exchange Commission on March 14, 2022.

Letter from
the President

Dear Fellow Shareholders:

The year 2021 will long be remembered for the way in which our nation, industry and company responded to the new realities created by an unrelenting worldwide pandemic. Extraordinary monetary and fiscal policies fueled economic activity, demand for goods and services drove up costs and caused labor shortages while supply chain disruptions created challenges. Despite this economic backdrop, a rapidly changing political and social landscape as well as disruptive natural disasters, our team continued to deliver on our purpose—to help our clients and communities unlock their full potential through capital and counsel.

As the year progressed, our corporate resiliency and the power of our more diversified business model and higher growth footprint created through the merger of equals with IBERIABANK Corporation (“IBKC merger”) became increasingly apparent. Our success is due to the exceptional dedication and work ethic of our team, our client-centric approach to business and commitment to continuous improvement. In our first full year as a combined company, our team demonstrated the value of a united effort and collaborative culture. I continue to be inspired by our associates’ unwavering devotion to serving clients well and maintaining sound risk management and stellar credit quality.

2021 ACCOMPLISHMENTS

Throughout the year, we prepared for systems and client conversions with a focus on delivering enhanced product capabilities to attract new clients and deepen existing relationships. At the same time, we continued to drive progress across a variety of key performance indicators.

2021 performance highlights include:

•	While pressure on short-term rates continued and the competitive landscape amplified, we delivered better than expected results aided by strong credit performance and a differentiated client-focused value proposition with a broader product set.

•	We delivered net income available to common shareholders of $962 million, up from $822 million in 2020, driven by the benefit of the IBKC merger and exceptional credit quality as well as a strong focus on funding discipline and expense management. Our results were reduced by a net $235 million of notable items largely tied to the IBKC merger compared to a net benefit of $216 million in 2020. We delivered solid pre-provision net revenue of $975 million in 2021 and $1.2 billion before the impact of notable items.*

1	Bryan Jordan President and Chief Executive Officer

•	Net interest income increased 20% as the benefit of the IBKC merger and Truist branch acquisition was partially offset by the impact of a reduction in the Paycheck Protection Program portfolio and the persistent low-rate environment. While there were several headwinds to loan growth throughout the year, we began seeing underlying momentum emerge in the back half and our unfunded commitments ended the year up 17% at $24.2 billion.

•	As expected, we continued to see further moderation of fixed income and mortgage banking fees from exceptionally high levels in 2020 given both the impact of higher long-term rates as well as additional pressure from our recent reduction in overdraft pricing.

•	Our strong risk management focus continued to deliver improving asset quality trends highlighted by net loan losses of $2 million, or zero basis points, and a 29% decrease in nonperforming loans by year end.

•	We achieved $104 million of annualized cost saves by year end and approximately $45 million of annualized revenue synergies. We remain confident in our ability to deliver at least $200 million in net annualized savings by the fourth quarter of 2022.

•	We maintained healthy capital levels with a CET1 ratio of nearly 10% at year end, even as we increased our return of capital to common shareholders by approximately 180%, including the repurchase of 24 million shares during the year. Additionally tangible book value per share increased 8% year over year to $11.00.

•	We continued to deliver attractive shareholder returns with a return on tangible common equity of 16.5% and 19.3% on an adjusted basis.*

Respond and Recover

In 2021, the Small Business Administration Paycheck Protection Program provided clients additional sustainability. During the year, we originated approximately 18,000 loans totaling $1.6 billion for clients and non-clients, including those in low- and moderate-income tracts. We completed forgiveness of approximately 42,000 loans totaling $4.7 billion.

Given our southeastern footprint, destructive weather and climate-related events are a reality. Our business resilience teams’ experience and preparation have continued to serve us well in protecting our operations, clients, associates and communities.

In August 2021, Hurricane Ida made landfall in Louisiana on the 16th anniversary of Hurricane Katrina. As one of the most powerful storms to hit the United States, it brought $75 billion worth of destruction along the coasts of Louisiana, Mississippi and Alabama. The storm devastated New Orleans power grids, knocking out electricity to more than one million customers for several weeks. Immediately following the storm, we announced our decision to move our conversion date to February 2022 to alleviate additional disruption to our clients and associates in South Louisiana. To aid in the recovery efforts, we dedicated $1 million in the form of financial support, essential supplies, relocation and gasoline.

STRATEGIC PRIORITIES

In October 2021, our Board of Directors approved a three-year strategic plan designed to capitalize on our geographic opportunities, market-centric business model, competitive products and services and the talent and capabilities that differentiate our organization.

*Pre-provision net revenue and pre-provision net revenue before the impact of notable items, return on tangible common equity and adjusted return on tangible common equity are non-GAAP financial measures. They are reconciled to GAAP measures at the end of this letter.	2

Our strategic plan includes three key components:

Our Purpose

Help our clients unlock their full potential with capital and counsel.

Our Values

• Put clients first

• Care about people

• Commit to excellence in everything we do

• Elevate equity

• Foster team success

Our Action

Own        moment

Listen  |  Understand  |  Deliver

•	Growing our core business which involves leveraging our investments in digital, treasury management and marketing to support sound, profitable and sustainable client growth across our footprint and within our specialty businesses.

•	Selectively transforming our Company by simplifying processes, reducing the cost of delivery, driving higher margins through specialization and enhancing delivery models to increase productivity.

•	Supporting people and communities by being an employer of choice among top talent and a socially responsible leader in the communities we serve.

The experiences we have had over the last two years underscore the need for the rapid acceleration of digital capabilities and the importance of creating new client competences to remain competitive and relevant in the future. We made good strides during the year implementing new technology and digital enablement, upgrading operating systems and addressing operational efficiency opportunities to deliver a differentiated client experience across all aspects of our organization.

HERE FOR GOOD

Purpose. Values. Action.

As our newly combined team merged over the last two years, we determined the need to refine our guiding principles. In late 2021, we introduced a new Purpose, Values and Action Statement to the team that reflect the core values and operating philosophies of our Company.

Embedded in these principles are our commitments to serve our clients well, provide a diverse and inclusive workplace that helps associates advance their careers and our unwavering dedication to build stronger communities and contribute to society overall.

Our People

Talent is our greatest differentiator. As a people-led, technology-enabled company, we are intensely focused on attracting and retaining high-performing associates who help foster our inclusive culture.

We made measurable progress on our diversity efforts. In 2021, we promoted and recruited more women in the top levels of the organization. Since 2016, we have increased the hiring and promotion of women of color in senior leadership roles by 45%. We remain committed to advancing equity across the organization and in the communities we serve.

Despite continued pressures on the workforce, our associate value survey results improved to an 82% favorability and included benchmarks where we rated higher than peers in every factor. This sentiment provides us the information we need to continue to accelerate a healthy, high-performing organizational culture.

As the war for talent erupted in 2021, it intensified our need to listen and respond to our workforce. Throughout the year, we continued to operate a hybrid work model providing opportunities to safely work in an office setting or work remotely. Today, we are responding to the demand for change by evaluating creative ideas and solutions that accompany our total rewards benefits programs and satisfy our current and prospective associates’ desires to have rewarding, creative and flexible career opportunities.

Corporate Social Responsibility and ESG matters

Our responsibility to have a positive economic, social and environmental impact on our associates, clients and the communities we serve will always be at the heart of our organization.

Providing better access to financial resources to individuals in low- and moderate-income communities and small businesses is an integral part of our Corporate Social Responsibility (CSR) efforts. Our Community Reinvestment Act (CRA) strategy executes on our Community Benefits Agreement to expand access to housing, support economic development and economic opportunity and improve financial capability and stability. In 2021, our foundations distributed nearly $20 million through nonprofit partners to address our communities’ most pressing issues and to fund opportunities for growth and development.

While Environmental Social and Governance (ESG) priorities have been a focus for our Company for many years, emphasis on ESG in the financial services sector continued to escalate in 2021. To continue to advance our effort to create a more sustainable future, we named an ESG officer and gave oversight of our program to the Nominating and Corporate Governance committee of our board of directors. Our ESG framework is organized around five interrelated pillars - Governance, Associates, Clients, Community and Environment - that guide our business and focus on matters that we believe drive enhanced performance for our stakeholders.

I am incredibly proud of the progress we have made in our ESG efforts and look forward to highlighting our progress in our 2022 CSR report scheduled for distribution this summer.

BUILDING FOR THE FUTURE

We believe our commercially oriented, diversified business model which combines specialized capabilities with an attractive geographic footprint provides significant competitive advantages and growth opportunities.

Additionally, our highly asset-sensitive balance sheet positions us extraordinarily well to benefit in a rising rate environment and strengthening economy. Our collaborative and results-oriented culture and client-focused business model continue to attract top talent expanding the competitive capabilities we have today. We remain focused on growing our core business and selectively transforming our operations by simplifying processes, advancing technology and redeploying investments toward higher-growth and return opportunities in order to meet our goal of delivering top-quartile returns. Throughout another year of extraordinary change, we demonstrated our ability to care for our associates and serve our clients while remaining focused on the performance commitments to shareholders. While challenges and uncertainty will always persist, we have shown we are a resilient, people-driven, client and community-focused bank with momentum on our side.

On February 27, 2022, we and TD Bank Group (“TD”) entered into a definitive agreement for TD to acquire First Horizon in an all-cash transaction valued at $13.4 billion, or $25 for each common share of First Horizon. The strong First Horizon franchise and the opportunities that lie ahead to drive strong value creation are what led TD to agree to buy our Company at this price. This all-cash transaction represented one of the largest one-day market premiums for transactions greater than $2 billion in the banking sector. The potential value created for all our key stakeholders through this combination with TD is undeniable. The transaction with TD has been unanimously approved by First Horizon’s board of directors. We will be calling a separate special meeting in the future to allow shareholders to consider matters related to the transaction and will share additional information in a separate proxy statement regarding the transaction.

I extend my continued gratitude to our 7,500 associates for all that they do to support our clients and communities, to our executive management committee for their tireless commitment to leading our evolving Company through extraordinary change and to our board of directors for their prudent oversight and strong counsel. Finally, I appreciate the trust that our clients and you, our shareholders, place in us.

Sincerely,

D. Bryan Jordan
President and Chief Executive Officer

March 10, 2022

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to First Horizon Corporation’s (the “First Horizon”) beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target”, “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”)as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and The Toronto-Dominion Bank (“TD”); the outcome of any legal proceedings that may be instituted against First Horizon or TD, including potential litigation that may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and TD related to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions (if required) and other regulators, legislative and regulatory actions and reforms; the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.first horizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.

Important Other Information

In connection with the proposed transaction, First Horizon intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION.

Investors and shareholders of First Horizon will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Reconciliation of Non-GAAP to GAAP Financial Information

This letter contains financial measures that are not presented according to generally accepted accounting principles (GAAP). Non-GAAP financial measures are noted in this letter when used. Although most non-GAAP measures have no standard definition, our management believes the measures presented in this letter are useful for understanding our financial results. Non-GAAP measures are reported to our management and board of directors through various internal reports. The non-GAAP financial measures used in this letter are return on tangible common equity, adjusted return on tangible common equity, pre-provision net revenue and adjusted pre-provision net revenue.

  ($’s In millions)

Adjusted Return on Average Common Equity (“ROCE”)/Return on Average Tangible Common Equity (“ROTCE”)	2021

Net income available to common shareholders (“NIAC”) (GAAP)	$962
Adjusted Net income available to common shareholders (Non-GAAP)*	1,140

Average Common Equity (GAAP)	7,677
Intangible Assets (GAAP)	1,836
Average Tangible Common Equity (Non-GAAP)	5,841
Equity Adjustment (Non-GAAP)	71
Adjusted Average Tangible Common Equity (Non-GAAP)*	$5,912

ROCE (GAAP)	12.5%
ROTCE (Non-GAAP)	16.5%
Adjusted ROTCE (Non-GAAP)*	19.3%
Adjusted Pre-provision net revenue/Pre-provision net revenue	2021

Net interest income (GAAP)	$1,994
Noninterest income (GAAP)	1,076
Total revenue (GAAP)	3,070
Noninterest expense (GAAP)	2,095
Pre-provision net revenue (Non-GAAP)	975
Provision for credit losses (GAAP)	(310)
Pre-tax income (GAAP)	$1,285

Pre-provision net revenue (Non-GAAP)	$975
Plus Pre-tax impact of notable items (Non-GAAP)*	235
Plus Taxable-equivalent adjustment	12
Adjusted Pre-provision net revenue (Non-GAAP)*	$1,222

* Includes $235 million of notable items, net of $56 million of income taxes.